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                                                          Exhibit 99.22 (h)(iii)

                         EXPENSE REIMBURSEMENT AGREEMENT

     THIS EXPENSE REIMBURSEMENT AGREEMENT (this "Agreement") is made and entered into this 1st day of January 2005 between Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett U.S. Government & Government Sponsored Enterprises Money Market Fund, Inc. (the "Fund").

     In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

     1. Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annualized rate of (a) seventy basis points (0.70%) for Class A shares of the Fund, (b) one hundred forty-five basis points (1.45%) for Class B shares of the Fund, (c) seventy basis points (0.70%) for Class C shares of the Fund, and (d) seventy basis points (0.70%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 2 below.

     2. Lord Abbett's commitment described in paragraph 1 will be effective from January 1, 2005 through June 30, 2005.


     IN WITNESS WHEREOF, Lord Abbett and the Fund have caused this Agreement to be executed by a duly authorized member and officer, respectively, on the day and year first above written.


                                  LORD ABBETT U.S. GOVERNMENT & GOVERNMENT
                                  SPONSORED ENTERPRISES MONEY MARKET FUND


                                  By: /s/ Christina T. Simmons
                                     -------------------------
                                          Christina T. Simmons
                                          Vice President and Assistant Secretary


                                  LORD, ABBETT & CO. LLC


                                  By: /s/ Paul A. Hilstad
                                     --------------------
                                          Paul A. Hilstad
                                          Member and General Counsel